Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES CORPORATION INCREASES CREDIT FACILITY TO $850 MILLION

Scottsdale, Arizona (July 5, 2006) — Meritage Homes Corporation (NYSE: MTH) today announced that the Company has expanded its revolving credit facility by $50 million with the addition of a new lender to the bank group. The expansion was pursuant to an accordion feature that allows the maximum capacity of the facility to be increased to $1.05 billion, as may be requested by Meritage. As a result, the facility’s total committed balance increased to $850 million, and the remaining accordion is $200 million, subject to certain conditions.

“We welcome BNP Paribas to our bank group and appreciate their commitment to our continued operations and future growth,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “The increase in our credit facility, coupled with our strong balance sheet, provides us the financial flexibility to pursue opportunities for solid shareholder returns over the long term.”

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S. and has been perennially included on Forbes’ “Platinum 400 - Best Big Companies in America”, the Fortune 1000 and Fortune’s “Fastest Growing Companies in America” lists, and the S&P SmallCap 600 Index. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).              # # #